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                                                                    EXHIBIT 23.2

                         INDEPENDENT AUDITORS' CONSENTS

To the Board of Directors and Stockholders of
  AMC Entertainment, Inc.
Kansas City, Missouri


    We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 33-51693 of AMC Entertainment Inc. on Form S-2 of our reports dated May 21, 1992 (June 21, 1992 as to Note 2), included in the Annual Report on Form 10-K of AMC Entertainment Inc. for the year ended April 1, 1993, and to the use of our reports dated May 21, 1992 (June 21, 1993 as to Note 2) related to AMC Entertainment Inc. and our report dated February 5, 1993 related to Exhibition Enterprises Partnership, appearing in the Prospectus, which is part of such Registration Statement. We also consent to the references to us under the headings "Selected Financial Data" and "Experts" in such Prospectus.


/s/ Deloitte & Touche

Kansas City, Missouri
February 3, 1994